Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and among

TRIBUNE PUBLISHING COMPANY,

NANT CAPITAL, LLC

and

DR. PATRICK SOON-SHIONG

Dated as of

May 22, 2016

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	6.2.	Performance	15

7.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING		15

	7.1.	Representations and Warranties	15
	7.2.	Performance	15

8.	COVENANTS		15

	8.1.	Efforts	15

9.	VOTING		16

	9.1.	Voting Agreement as to Certain Matters	16
	9.2.	Ability to Vote on All Other Matters	16
	9.3.	Termination of Voting Agreement	17

10.	RESTRICTIONS ON SHARE TRANSFER AND ACQUISITION		17

	10.1.	Share Acquisition Limitation	17
	10.2.	Initial Transfer Restriction	17
	10.3.	Continuing Transfer Restriction	18
	10.4.	Prohibited Transferees	18
	10.5.	Notice of Transfers; Right of First Offer	18
	10.6.	Termination of Restrictions	19

11.	BOARD MATTERS		19

	11.1.	Board Nomination	19
	11.2.	Termination of Nomination Rights	19

12.	INDEMNIFICATION		19

	12.1.	Survival	19
	12.2.	Indemnification of Investor by the Company	20
	12.3.	Indemnification of the Company Indemnified Parties by Investor	21
	12.4.	Special Rule for Fraud, Intentional Misrepresentation and Willful Misconduct	21
	12.5.	Notice and Defense of Third-Party Claims	22
	12.6.	Notice of Non-Third-Party Claims	23
	12.7.	Determination of Loss Amount	23
	12.8.	Manner of Payment	23
	12.9.	Exclusive Remedy	24

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13.	PUBLICITY		24

14.	MISCELLANEOUS		24

	14.1.	Governing Law	24
	14.2.	Submission to Jurisdiction; Venue; Waiver of Trial by Jury	24
	14.3.	Enforcement of Agreement	25
	14.4.	Successors and Assigns	25
	14.5.	No Third Party Beneficiaries	25
	14.6.	No Personal Liability of Directors, Officers, Owners, Etc.	25
	14.7.	Entire Agreement	26
	14.8.	Notices, Etc.	26
	14.9.	Delays or Omissions	27
	14.10.	Expenses	27
	14.11.	Amendments and Waivers	27
	14.12.	Counterparts	27
	14.13.	Severability	27
	14.14.	Titles and Subtitles	28

EXHIBITS

Exhibit A               Form of Registration Rights Agreement

Exhibit B               Form of Press Release

Schedule

Schedule 3.6         Subsidiaries

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of May 22, 2016, by and among TRIBUNE PUBLISHING COMPANY, a Delaware corporation (the “Company”), NANT CAPITAL, LLC, a Delaware limited liability company (“Investor”), and DR. PATRICK SOON-SHIONG, an individual resident in the State of California (“PSS”).  Each of the Company, Investor and PSS are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company desires to issue and sell to Investor, and Investor desires to purchase from the Company, 4,700,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and conditions contained herein;

WHEREAS, as consideration for the issuance and sale of Common Stock by the Company, Investor shall pay to the Company cash in the amount of $70,500,000;

WHEREAS, in connection with such sale and purchase, the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of Investor, and Investor will rely on such representations, warranties and covenants as a material inducement to its purchase of the Common Stock;

WHEREAS, in connection with such sale and purchase, Investor is willing to make certain representations and warranties, and to agree to observe certain covenants set forth herein for the benefit of the Company, and the Company will rely on such representations, warranties and covenants as a material inducement to its sale of the Common Stock; and

WHEREAS, in connection with such sale and purchase, the Company is willing to grant certain governance rights as set forth herein to Investor.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the Parties agree as follows:

1.                                      Definitions

The following terms shall have the respective meanings for all purposes of this Agreement:

“Affiliate” shall mean (a) with respect to an entity, any Person controlling, controlled by or under common control with such entity; and (b) with respect to an individual, any immediate family member of such individual, whether by blood or marriage (including spouses, children, parents and siblings).  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Ancillary Agreements” means the Registration Rights Agreement and any additional agreements deemed necessary by the Parties to effect the transactions contemplated hereby.

“Board” means the Board of Directors of the Company, as now or hereafter constituted from time to time.

A “Change of Control” shall be deemed to have occurred (a) if any Person or group shall acquire beneficial ownership of more than 50% of the Voting Stock issued and outstanding, (b) upon consummation of a merger or consolidation of the Company into or with another Person in which the stockholders of the Company immediately prior to the consummation of such transaction (including a series of related transactions) shall own less than 50% of the voting securities (or have the right to appoint less than 50% of the members of the board of directors) of the surviving Person (or the parent of the surviving Person where the surviving Person is wholly owned by the parent Person) immediately following the consummation of such transaction (including a series of related transactions), (c) upon the consummation of, in one or a series of related transactions, the sale, transfer or lease (but not including a lease by pledge or mortgage to a bona fide lender of the Company) of all or substantially all of the assets of the Company to another Person, or (d) if a majority of the members of the Board are not Continuing Directors.  “Continuing Directors” means, as of any date of determination, any member of the Board who:  (i) was a member of the Board on the date hereof (including, for this purpose, PSS); or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

“Contract” shall mean any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over Investor, PSS or the Company, any of the Company’s Subsidiaries or their respective property.

“Indebtedness” shall mean, as to any Person, without duplication: (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services; (b) any other indebtedness which is evidenced by a promissory note, bond, debenture or similar instrument; (c) any obligation under or in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (d) all capital lease obligations of such Person; (e) all indebtedness, liabilities, and obligations secured by any Lien on any property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien; (f) any obligation under or in respect of hedging agreements and (g) all contingent obligations and synthetic indebtedness of such Person.

“Knowledge” (i) of the Company shall mean the actual knowledge after due inquiry of the following individuals:  Justin C. Dearborn, Terry Jimenez, and Julie Xanders and (ii) of Investor shall mean the actual knowledge after due inquiry of PSS.

“Liability” shall mean means any direct or indirect liability, indebtedness, obligation, commitment, claim, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Lien” shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

“Losses” shall mean any and all losses, liabilities, Proceedings, causes of action, costs, damages (including lost profits, diminution of value, consequential damages, special damages, incidental damages, punitive damages, exemplary damages or other unforeseen damages and regardless of whether or not the amount thereof has been calculated utilizing any multiple or similar valuation methodology) or expenses, whether or not arising from or in connection with any Third-Party Claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Material Adverse Effect” means any change, circumstance, development, occurrence, event or effect (each, a “Company Effect”) that, when considered either individually or together with all other Company Effects, is or would reasonably be expected to be materially adverse to (a) the business, properties, assets, Liabilities, consolidated results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated hereby and by the Registration Rights Agreement; provided that any such Company Effect resulting or arising from any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a)                                 any change, circumstance, development, occurrence, event or effect generally affecting the businesses or industries in which the Company and its Subsidiaries operate;

(b)                                 any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or generally the financial and securities markets and credit markets in the United States;

(c)                                  political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein;

(d)                                 any conditions after the date hereof resulting from natural disasters;

(e)                                  changes after the date hereof in any Laws or GAAP;

(f)                                   any action taken or omitted to be taken by or at the written request or with the written consent of Investor;

(g)                                  any announcement of this Agreement or the transactions contemplated hereby, in each case, solely to the extent due to such announcement;

(h)                                 changes after the date hereof in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(i)                                     the fact that the Company has failed to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(j)                                    any Company Effect arising out of or resulting from any legal claims or other Proceedings made by any of the Company’s stockholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement;

provided, however, that Company Effects set forth in clauses (i), (ii), (iii), (iv) and (v) above may be taken into account in determining whether there has been or is a Material Adverse Effect if and only to the extent such Company Effects have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same businesses and industries in the United States.

“Person” shall mean any individual, corporation, limited liability company, partnership, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Proceeding” shall mean any action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) (a) such Person or a subsidiary of such Person is a general partner or (b) more than fifty percent (50%) of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tax Returns” shall means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes with a taxing authority (including any schedules thereto or amendments thereof).

“Taxes” shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

“Transfer Agent” shall mean Computershare, the Company’s transfer agent.

“Voting Stock” means capital stock of the Company of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect one or more Board members of the Company (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

2.                                      Purchase and Sale of Stock.

2.1.                            Sale and Issuance of Common Stock.  Subject to the terms and conditions of this Agreement, Investor agrees to purchase at the Closing, and the Company agrees to issue and sell to Investor at the Closing, an aggregate of four million seven hundred thousand (4,700,000) shares of Common Stock at a purchase price of $15.00 per share (the “Per Share Price”).  The shares of Common Stock to be issued and sold by the Company to Investor pursuant to this Agreement are collectively referred to herein as the “Shares.”

2.2.                            Purchase Price.  The aggregate purchase price for the Shares shall be equal to $70,500,000 (the number of Shares multiplied by the Per Share Price (the “Purchase Price”) and shall be paid at Closing by Investor to the Company, which payment shall be made by wire transfer of immediately available federal funds to an account designated by the Company.

2.3.                            Closing.  The consummation of the purchase and sale of the Shares and other transactions contemplated hereby (the “Closing”) shall take place at the offices of the Company, 202 W. 1st Street, Los Angeles, CA 90012, at 10:00 a.m., Chicago time, within three (3) Business Days after satisfaction (or waiver) of the closing conditions set forth in Section 6 and 7 below (the “Closing Date”), or at such other time and place as the Company and Investor shall mutually agree.

2.4.                            Closing Deliveries.  At the Closing:

(a)                                 the Company shall deliver, or cause to be delivered, to Investor:

(i)                                     evidence from the Transfer Agent of the issuance of the Shares in the name of Investor by book entry on the stock ledger of the Company;

(ii)                                  a copy of the duly adopted resolutions of the Board (A) expanding the size of the Board by one (1) director, (B) appointing PSS as a director of the Company and (C) naming PSS as Vice Chairman of the Board, in each case, effective as of the date of the Company’s 2016 annual meeting of stockholders on June 2, 2016;

(iii)                               a registration rights agreement, in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), duly executed and delivered on behalf of the Company; and

(iv)                              evidence that notice of the issuance of the Shares has been delivered to the New York Stock Exchange.

(b)                                 Investor shall deliver, or cause to be delivered, to the Company;

(i)                                     the Registration Rights Agreement, duly executed and delivered on behalf of Investor; and

(ii)                                  payment in full of the Purchase Price.

3.                                      Representations and Warranties of the Company.  The Company hereby represents and warrants to Investor that, except (x) as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2015 or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after December 27, 2015 and before the date of this Agreement (but excluding any disclosures contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements” and any other disclosures contained or incorporated by reference therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (all such reports covered by this clause (x) collectively, the “SEC Reports”), or (y) as set forth in the Schedules hereto; provided that the disclosures in the SEC Reports shall not be deemed to qualify any representations or warranties made in Sections 3.3,  3.9, 3.10 and 3.18:

3.1.                            Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, has all corporate power and authority to own its properties and conduct its business as presently conducted, and is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except where such failure to be in good standing, have such corporate power and authority or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  True and accurate copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended and in effect as of the date hereof, have been made available to Investor.

3.2.                            SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) for the 12 months preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), the SEC Reports filed by the Company complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, including the Sarbanes-Oxley Act, and none of the SEC Reports, when filed (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing).  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.  All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC. To the Company’s Knowledge, as of the date hereof, none of the SEC Reports is subject to ongoing SEC review or outstanding investigation.

3.3.                            Authorization; Enforceable Agreement.

(a)                                 The Company has full right, power, authority and capacity to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  All corporate action on the part of the Company necessary for the authorization, execution, and delivery of this Agreement and those Ancillary Agreements to which the Company is a party, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale, and delivery of the Shares being sold hereunder has been taken, and this Agreement and each of such Ancillary Agreements, when executed and delivered by the Company, assuming due authorization, execution and delivery by Investor or PSS, as applicable, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (i) Laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect generally relating to or affecting creditors’ rights; and (iii) limitations on the enforceability of the indemnification provisions contained herein (the “Enforceability Exceptions”).  The sale of the Shares is not subject to any preemptive rights or rights of first offer.

(b)                                 On or prior to the date hereof, the Board has duly adopted resolutions (i) evidencing its determination that the transactions contemplated hereby are in the best interests of the Company and its stockholders, and (ii) approving this Agreement and those Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby; and, as of the date hereof, such resolutions have not been rescinded, modified or withdrawn in any way.

3.4.                            Litigation.  Except as disclosed in the SEC Reports, there is no action, suit, claim, or Proceeding, or, to the Knowledge of the Company, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5.                            Taxes.  Each of the Company and its Subsidiaries has (a) timely filed all Tax Returns required to have been filed (including any validly obtained extensions), and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws, (b) timely paid all Taxes due and payable except for those which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP, and (c) complied, in all respects, with all applicable Laws relating to the withholding of Taxes and has timely collected or withheld and paid over to the proper Governmental Authority all amounts required to be so collected or withheld and paid over, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6.                            Subsidiaries.  As of the date hereof, the Company has no Subsidiaries other than those listed in Schedule 3.6 hereto.  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries, free and clear of all Liens, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

3.7.                            Governmental Consents.  No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, or issuance of the Shares or the consummation of any other transaction contemplated hereby, except for the following:  (a) the compliance with other applicable state securities Laws, which compliance will have occurred within the appropriate time periods therefor; and (b) the filing with the Commission of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.  Assuming that the representations of Investor set forth in Section 4 below are true and correct, the offer, sale, and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities Laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

3.8.                            Permits and Licenses.  The Company and each of its Subsidiaries possess all permits and licenses of Governmental Authorities that are required to conduct its business,

except for such permits or licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9.                            Valid Issuance of Shares and Common Stock.  The Shares being purchased by Investor hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions under this Agreement and under applicable state and federal securities Laws.  As of the date hereof, the Common Stock (for the avoidance of doubt, other than the Shares) is listed on the New York Stock Exchange (the “NYSE”), and the Company knows of no reason or set of facts which is likely to result in the termination of such listing of the Common Stock on the NYSE or the inability of such stock to continue to be listed on the NYSE.

3.10.                     Capitalization.  The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  As of the close of business on May 19, 2016, there were an aggregate of 31,674,137 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.  All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with state and federal securities Laws.  Other than those granted pursuant to the stock plans described in the SEC Reports, (i) there are no options, warrants, calls, rights, convertible securities, commitments or agreements (which, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to capital stock or other similar rights) of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (ii) there are no outstanding contractual obligations of the Company or any other Person to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, and (iii) there are no outstanding securities of any kind convertible into or exchangeable or exercisable for the capital stock of the Company.  There are no statutory or contractual preemptive rights or rights of first offer or refusal or similar rights with respect to any shares of capital stock of the Company, and there are no declared and unpaid dividends or distributions on any shares of capital stock of the Company.

3.11.                     Investment Company Act.  Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

3.12.                     Agreements.  The Company has previously disclosed in the SEC Reports true, correct and complete copies of each Contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement required to be disclosed under applicable Law prior to the date hereto (each, a “Company Significant Agreement”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) each of the Company Significant Agreements is valid and binding on the Company and its Subsidiaries, as applicable, and in full force and effect; (ii) the Company and each of its Subsidiaries, as applicable, are in compliance with and have performed all obligations required to be performed by them to date under each Company Significant Agreement; and (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any material violation or default (or any condition which with the passage of time or the giving of notice or both would cause such a violation of or a default) by any party under any Company Significant Agreement nor, to the Company’s Knowledge, has such notice been threatened.

3.13.                     Compliance with Other Instruments.  The Company is not in violation or default of any provision of its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as amended and in effect as of the Closing.  The execution, delivery, and performance of and compliance with this Agreement and the Ancillary Agreements and the issuance and sale of the Shares will not (a) conflict with or violate any provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, (b) conflict with or violate any applicable Law (which conflict or violation would be material to the Company and its Subsidiaries taken as a whole) or any applicable judgment, order or decree of any Governmental Authority, or (c) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any Company Significant Agreement or result in the creation of any material mortgage, pledge, Lien, encumbrance, or charge upon any of the properties or assets of the Company, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties.

3.14.                     Compliance with Laws.  Except with respect to Laws regarding Taxes, which are addressed in Section 3.5, neither the Company nor any of its Subsidiaries is in violation of any applicable federal, foreign, state, local or other Law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement of any Governmental Authority (collectively, “Laws”), except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.  Except with respect to Laws regarding Taxes, which are addressed in Section 3.5, neither the Company nor any of its Subsidiaries is, to the Company’s Knowledge, being investigated with respect to, or been threatened to be charged with or given notice of any violation of, any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

3.15.                     Material Changes; Undisclosed Events or Developments.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof:  (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with the exercise of options to purchase Common Stock or the vesting of restricted stock units issued under existing Company equity incentive plans) and (iii) the Company has not issued any equity securities to any officer or director, except pursuant to existing Company equity incentive plans.

3.16.                     Disclosure Controls. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for the Company and designed such disclosure controls and procedures to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of a date within 90 days prior to the filing date of the Form 10-K for the fiscal year most recently ended (such date, the “Evaluation Date”). The Company presented in its Form 10-K for the fiscal year most recently ended the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the most recent Evaluation Date. Since the most recent Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Securities Act). To the knowledge of the Company, the Company’s “internal controls over financial reporting” and “disclosure controls and procedures” are effective.  The Company has disclosed any material weaknesses in its internal control over financial reporting of which it is aware.

3.17.                     Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the issuance or resale of any of the Shares, (ii) sold, bid for, purchased or paid any compensation for soliciting purchases of, any of the Shares or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

3.18.                     Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company or any subsidiary of the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.18 that may be due in connection with the transactions contemplated by this Agreement.

3.19.                     Insurance.  The Company and each Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and locations in which the Company and each Subsidiary is engaged.

4.                                      Representations and Warranties of Investor.  Investor hereby represents and warrants to the Company that, as of the date hereof and as of the Closing:

4.1.                            Private Placement.

(a)                                 Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Shares to it is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Shares for its own account.

(b)                                 Investor understands and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Shares have not been and, except as contemplated in this Agreement, will not be registered under the Securities Act and that such Shares may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities Laws of any State of the United States, and that it will notify any subsequent purchaser of Shares from it of the resale restrictions referred to above, as applicable.

(c)                                  Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Shares will bear a legend or other restriction substantially to the following effect (it being agreed that if the Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  THE HOLDER OF SUCH SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITIES MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF SUCH SECURITIES FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.  SUCH SECURITIES MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 22, 2016.”

(d)                                 Investor, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  Investor understands that Investor must bear the economic risk of this investment in the Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

(e)                                  Investor acknowledges that Investor and/or its Representatives (i) have conducted its own investigation of the Company and the terms of the Shares, (ii) have had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Shares, and (iii) have been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as deemed necessary in connection with the decision to purchase the Shares.  Investor further acknowledges that it has had such opportunity to consult with their own counsel, financial and tax advisors and other professional advisers as is sufficient for purposes of the purchase of the Shares.

(f)                                   Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(g)                                  Except for the representations and warranties contained in Section 3 of this Agreement, Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and Investor has not relied upon, any other express or implied representation or warranty with respect to (i) the Company or any of its Subsidiaries or (ii) any other information provided to Investor or any of its Representatives in connection with the transactions contemplated by this Agreement.

4.2.                            Organization.  Investor is duly organized, validly existing and in good standing as a limited liability company under the Laws of the State of Delaware, except where such failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

4.3.                            Power and Authority.  Investor has full right, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance hereof.

4.4.                            Authorization; Enforceability.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Investor is a party has been duly authorized by all necessary action on the part of Investor, and this Agreement and each such Ancillary Agreement has been duly executed and delivered by Investor and, assuming due authorization, execution and delivery of this Agreement or such Ancillary Agreement by the Company, as applicable, this Agreement and each applicable Ancillary Agreement constitutes a valid and binding obligation of Investor, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

4.5.                            No Default or Violation.  The execution, delivery, and performance of and compliance with this Agreement and each of the applicable Ancillary Agreements will not (a)

result in any default or violation of the operating agreement or any other governance documents of or applicable to Investor, (b) result in any default or violation of any agreement relating to any material Indebtedness of Investor or any of its Affiliates or under any mortgage, deed of trust, security agreement or lease to which it or he is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority, or (c) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, Lien, encumbrance, or charge upon any of the properties or assets of Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to Investor or any of its Affiliates, or any of their respective businesses or operations, assets or properties pursuant to any such provision; except, in the case of clauses (b) and (c), for such defaults, violations or conflicts that would not reasonably be expected to have a material adverse effect on the ability of Investor to consummate the transactions contemplated hereby or thereby.

4.6.                            Legal Proceedings; Orders.  There is no action, suit, claim, or Proceeding pending or, to the Knowledge of Investor, threatened against or affecting Investor or any of its Affiliates that (a) could reasonably be expected to adversely affect the ability of Investor to consummate the transactions contemplated by this Agreement or any of the applicable Ancillary Agreements, or (b) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement or any of the applicable Ancillary Agreements.

5.                                      Representations and Warranties of PSS.  PSS hereby represents and warrants to the Company that, as of the date hereof and as of the Closing:

5.1.                            Power and Authority.  PSS has full right, power and capacity to execute, deliver and perform his obligations under this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance hereof.

5.2.                            Authorization; Enforceability.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which PSS is a party has been duly authorized by PSS, and this Agreement and each such Ancillary Agreement has been duly executed and delivered by PSS and, assuming due authorization, execution and delivery of this Agreement or such Ancillary Agreement by the Company, as applicable, this Agreement and each applicable Ancillary Agreement constitutes a valid and binding obligation of PSS, enforceable against him in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

6.                                      Conditions to Investor’s Obligations at Closing.  The obligation of Investor to purchase the Shares at the Closing is subject to the fulfillment (or waiver by Investor) on or before the Closing of each of the following conditions:

6.1.                            Representations and Warranties.  The representations and warranties of the Company contained in Section 3 shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that by their terms speak as of a certain date, which shall be true and correct as of such certain date), except where the failure to be so true and correct without giving effect to any qualifications and limitations as to “materiality” or “material adverse effect” set forth therein, individually or in the aggregate, would not have a material adverse effect.

6.2.                            Performance.  The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3                               NYSE Listing.  The Shares issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

7.                                      Conditions to the Company’s Obligations at Closing.  The obligations of the Company to Investor under this Agreement are subject to the fulfillment (or waiver by the Company) on or before the Closing of each of the following conditions by Investor:

7.1.                            Representations and Warranties.  The representations and warranties of Investor contained in Section 4 and PSS contained in Section 5 shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of a certain date, which shall continue to be true and correct as of such certain date) except where the failure to be so true and correct without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Material Adverse Effect.

7.2.                            Performance.  Investor shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

7.3                               NYSE Listing.  The Shares issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

8.                                      Covenants.  The Company and Investor hereby covenant and agree, for the benefit of PSS and the other Parties and their respective assigns, as follows:

8.1.                            Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall each use their commercially reasonable efforts to promptly (a) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) obtain from any Governmental Authority and/or other third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and (c) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall use all commercially reasonable efforts to (w) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the

Shares, (x) cause such authorization, approval, permit or qualification to be effective as of the Closing, (y) cause the Shares to be issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date and (z) promptly following the consummation of the transactions contemplated by this Agreement, execute and deliver customary indemnification agreements for each of the Company’s directors, including PSS.

8.2.                            Reports Under Exchange Act.  With a view to making available to Investor the benefits of Rule 144 under the Securities Act (“Rule 144”) and any other rule or regulation of the Commission that may at any time permit Investor to sell securities of the Company to the public without registration, the Company shall, for so long as Investor owns unregistered Shares:

(a)                                 use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in Rule 144;

(b)                                 use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)                                  furnish to Investor forthwith upon request, (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and (ii) such other information as may be reasonably requested in availing Investor of any rule or regulation of the Commission that permits the selling of any such securities without registration.

9.                                      Voting.

9.1.                            Voting Agreement as to Certain Matters.  From and after the date hereof until the later of (x) the third anniversary of the date hereof and (y) the first anniversary of the date that PSS (or a Replacement Director appointed in accordance with Section 11.1) ceases to serve on the Board due to (1) the resignation or refusal to stand for re-election of such Person, or (2) Investor’s decision not to designate a Replacement Director following the death or disability of such Person (such period, the “Voting Standstill Term”), without the prior approval of a majority of the Continuing Directors, each of Investor, PSS and their respective Affiliates who now or hereafter own or have the right to vote or direct the vote of any shares of the Common Stock (collectively, the “Investor Group”) shall (a) in any election of directors, (b) in respect of any proposal considered by stockholders for the removal of directors and (c) in respect of any transaction that would effect a Change of Control of the Company vote or cause to be voted, in each case, all Shares that they are entitled to vote, whether now owned or hereafter acquired (collectively, the “Voting Securities”) in a manner that is proportionate to the manner in which all shares of Common Stock (other than Voting Securities voted by any member of the Investor Group) which are voted in respect of such matter, are voted.

9.2.                            Ability to Vote on All Other Matters.  Except as expressly provided in Section 9.1, each member of Investor Group will be entitled to vote all of its Voting Securities in its sole discretion on any other matter submitted to or acted upon by the stockholders of the Company.

9.3.                            Termination of Voting Agreement.  The provisions of this Section 9 and the Voting Standstill Term shall terminate upon the earliest to occur of any one of the following:

(a)                                 the date that (i) PSS (or the Replacement Director) is not nominated by the Board for re-election as a director of the Company, (ii) PSS (or the Replacement Director) is removed as a director of the Company (except as set forth in clause (c) below) and (iii) the date that PSS or the Replacement Director has not been re-elected to the Board in the event that the Company has not recommended PSS’s or the Replacement Director’s re-election (except as set forth in clause (c) below);

(b)                                 the date that is six (6) months following the date that PSS (or the Replacement Director) ceases to serve on the Board after such Person is not re-elected as a director of the Company; provided, that the Company has recommended that the shareholders vote “for” the election of PSS (or the Replacement Director);

(c)                                  the date that is nine (9) months following the date that PSS (or the Replacement Director) (i) is removed as a director of the Company or (ii) has not been re-elected to the Board in the event that the Company has not recommended PSS’s (or the Replacement Director’s) re-election; provided, that such removal or failure to recommend re-election is a result of any breach of applicable duty owed by PSS (or the Replacement Director) to the Company or any material violation of material Law;

(d)                                 the date of a Change of Control effected without the prior written approval of the Board in its sole discretion; or

(e)                                  if PSS is removed or replaced as Vice Chairman of the Board and thereafter resigns from the Board within ten (10) days of such removal or replacement (and Investor does not designate a Replacement Director), the date that is six (6) months following the date PSS ceases to serve on the Board.

10.                               Restrictions on Share Transfer and Acquisition.

10.1.                     Share Acquisition Limitation.  From and after the Closing, without the prior written approval of the Board in its sole discretion, Investor hereby agrees that, until the third (3rd) anniversary of the Closing Date, Investor shall not, and Investor shall cause Investor Group not to, directly or indirectly, acquire any equity (or equity-linked or convertible) securities of the Company, or any interest therein, if such acquisition results or could reasonably be expected to result in Investor Group Beneficially Owning more than twenty-five percent (25%) of the Company’s then outstanding shares of Common Stock.

10.2.                     Initial Transfer Restriction.  From and after the Closing and until the third (3rd) anniversary of the Closing (the “Initial Restriction Period”), Investor shall not, and Investor shall cause Investor Group not to, without the prior written approval of the Board in its sole discretion, transfer, assign or convey, directly or indirectly, any Shares, or any interest therein, to any Person, other than to other members of Investor Group or their respective equityholders; provided that any such equityholder who receives Shares pursuant to this Section 10.2 shall be subject to the restrictions set forth in Section 9 and this Section 10 as if such equity holder were a member of the “Investor Group”.

10.3.                     Continuing Transfer Restriction.  Following the Initial Restriction Period, Investor shall not, and Investor shall cause Investor Group not to, without the prior written approval of the Board in its sole discretion, transfer, assign or convey, directly or indirectly, more than twenty-five percent (25%) of the original number of Shares in any consecutive twelve (12) month period.

10.4.                     Prohibited Transferees.  Investor shall not, and Investor shall cause Investor Group not to, transfer, assign or convey, directly or indirectly through a series of related transactions, any shares of the Common Stock or any interest therein if and to the extent such transfer (a) would result in any Person Beneficially Owning more than 4.9% of the then outstanding shares of Common Stock or (b) is made to a material competitor of the Company in any of its then-existing primary geographical markets; provided, however, that the foregoing restriction shall not apply to open-market transactions or to any subsequent transfer by a transferee (other than a member of Investor Group) otherwise permitted hereunder.

10.5.                     Notice of Transfers; Right of First Offer.

(a)                                 In the event that any member of Investor Group desires to sell any Shares representing at least one percent (1%) of the then-outstanding shares of Common Stock in a transaction or series of related transactions, then such member of Investor Group shall, and Investor shall cause such member to, first, prior to consummating such sale, give prior written notice to the Company of such intent and specify the aggregate number of shares which Investor Group is proposing to sell (the “ROFO Notice”).  Within seven (7) days from the date of receipt of the ROFO Notice, the Company may either decline in writing to offer to buy such shares, or may propose in writing a price (not less than the then-current ten day volume average weighted price per share of the Common Stock) at which the Company offers to buy all (but not less than all) of such shares (the “Company Offer”).  Investor Group shall have seven (7) days after receipt of the Company Offer to either accept in writing the Company Offer or to decline in writing the Company Offer.  If Investor Group declines the Company Offer, Investor Group may thereafter, for a period of thirty (30) days after the date of the Company Offer and subject to any other restrictions under this Section 10, sell or enter into an agreement to sell any of the shares covered by the ROFO Notice at a price no less than the lesser of (i) (A) the price specified in the Company Offer, or (B) the market price of such shares based on the closing price per share of the Company’s Common Stock on the trading day immediately prior to the consummation of such transaction (in each case without regard to any reasonable and customary underwriters’ discounts or commissions applicable to such transaction).  To the extent shares are to be transferred to the Company pursuant to this Section 10.5(a), Investor Group shall cause such Shares to be transferred free and clear of all Liens, claims, encumbrances and other restrictions (other than as set forth in this Agreement) and shall be deemed to have represented that Investor Group has full right, title and interest in and to such Shares and has all necessary power and authority and has taken all necessary actions to sell such Shares.  The closing of any transfer pursuant to this Section 10.5(a) shall occur in accordance with the terms and provisions of the offer and this Agreement.

(b)                                 Any proposed transfer by Investor Group not consummated within the time periods set forth in this Section 10.5 shall again be subject to this Section 10.5 and shall require compliance by Investor Group with the procedures described in this Section 10.5.  The exercise or non-exercise of the rights of the Company under this Section 10.5 with respect to any proposed transfer shall not adversely affect its rights with respect to subsequent transfers by Investor Group under this Section 10.5.

10.6.                     Termination of Restrictions.  Upon the termination of the provisions of Section 9 in accordance with Section 9.3, the restrictions on transfer set forth in Sections 10.2 and 10.3 and the right of first offer in Section 10.5 shall automatically terminate; provided, however, that the restrictions set forth in Section 10.1 or Section 10.4  shall remain in effect.

11.                               Board Matters.

11.1.                     Board Nomination.

(a)                                 On June 2, 2016, PSS shall be elected as a Director of the Company by the Board and shall be named as Vice Chairman of the Board.  In connection with such appointment to the Board, the Company will execute its standard director indemnification agreement in favor of PSS.

(b)                                 In the event that PSS is unable (e.g., for health-related reasons) to continue to serve as a member of the Board, Investor shall be entitled to designate one individual for election to the Board at each annual and special meeting of the Company’s shareholders at which Directors are to be elected as part of the slate of nominees recommended by the Board, subject to the reasonable prior approval of the Board’s Nominating & Governance Committee, and the Board shall use commercially reasonable efforts to have such individual elected as a member of the Board (such individual, a “Replacement Director”).  Thereafter, in the event that any Replacement Director previously nominated and elected in accordance with this Section 11.1(b) is unable or unwilling to continue to serve as a member of the Board, Investor shall be entitled to designate another Replacement Director in accordance with this Section 11.1(b).

11.2.                     Termination of Nomination Rights.  The rights set forth under Section 11.1(a) above shall terminate if and when the provisions of Section 9 are terminated in accordance with Section 9.3(a).  In addition, the rights set forth under Section 11.1(a) above shall terminate if and when Investor Group ceases to Beneficially Own at least seventy-five percent (75%) of the original number of the Shares.

12.                               Indemnification.

12.1.                     Survival. Subject to the limitations contained in this Section 12, all representations, warranties covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.  Notwithstanding anything herein to the contrary, Investor will not be liable with respect to any claim for indemnification pursuant to Section 12.3(a)(i), and the Company will not be liable with respect to any claim for indemnification pursuant to Section 12.2(a)(i), unless written notice of such claim is delivered to Investor or the Company, as the case may be, prior to the applicable Survival Date (if any).  For purposes of this Agreement, the term “Survival Date” shall mean such date which is twelve (12) months after the Closing; provided that:

(a)                                 with respect to the representations and warranties set forth in Section 3.5, the Survival Date shall be the thirtieth (30th) day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled);

(b)                                 with respect to the representations and warranties set forth in Sections 3.1, 3.3, 3.6, 3.10 and 3.11 and 3.18 (such representations, collectively, the “Company Fundamental Representations”), there shall be no Survival Date and such representations and warranties shall survive the Closing indefinitely;

(c)                                  with respect to the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 5.1, 5.2 (such representations, collectively, the “Investor Fundamental Representations”), there shall be no Survival Date and such representations and warranties shall survive the Closing indefinitely; and

(d)                                 covenants and agreements shall survive the Closing until fully performed or observed in accordance with their terms.

(e)                                  The Parties agree that so long as written notice is given on or prior to the Survival Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

12.2.                     Indemnification of Investor by the Company.

(a)                                 Obligations of the Company.  The Company agrees to indemnify Investor, PSS and their respective Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Investor Indemnified Parties”) and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

(i)                                     the breach or inaccuracy by the Company of any representation or warranty made by the Company in this Agreement; or

(ii)                                  the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Company contained in this Agreement.

(b)                                 Limitations.

(i)                                     No amount shall be payable to Investor Indemnified Parties in satisfaction of claims for indemnification pursuant to Section 12.2(a)(i) unless and until the aggregate amount of all Losses of Investor Indemnified Parties arising therefrom exceeds $1,000,000 (the “Threshold”), at which time the Company shall indemnify Investor Indemnified Parties for the full amount of all such Losses from and including the first dollar of all such Losses up to an amount not to exceed the Purchase Price (the “Cap”); provided that the Threshold and the Cap shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of Company Fundamental Representations.

(ii)                                  In no event shall the aggregate amount of all payments made by the Company in satisfaction of claims for indemnification pursuant to this Agreement exceed the Purchase Price.

12.3.                     Indemnification of the Company Indemnified Parties by Investor.

(a)                                 Obligations of Investor.  Investor hereby agrees to indemnify the Company and its Affiliates (including the Company and each of its Subsidiaries) and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, Representatives, successors and assigns (collectively, the “Company Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Company Indemnified Party in respect of the entirety of any Loss which such Company Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i)                                     the breach or inaccuracy of any representation or warranty of Investor contained in Section 4 of this Agreement or of PSS contained in Section 5 of this Agreement; and

(ii)                                  the breach, non-compliance or non-performance of any covenant, agreement or obligation of Investor contained in this Agreement.

(b)                                 Limitations.  No amount shall be payable to the Company Indemnified Parties in satisfaction of claims for indemnification pursuant to Section 12.3(a)(i) unless and until the aggregate amount of all Losses of the Company Indemnified Parties arising therefrom exceeds the Threshold, at which time Investor shall indemnify the Company Indemnified Parties for the full amount of all such Losses from and including the first dollar of all such Losses up to an amount not to exceed the Cap; provided that the Threshold shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of Investor Fundamental Representations.

12.4.                     Special Rule for Fraud, Intentional Misrepresentation and Willful Misconduct.  Notwithstanding anything in this Section 12 to the contrary, in the event of any breach of a representation, warranty, covenant, agreement or obligation by any Party that results from intentional misrepresentation or willful misconduct or constitutes fraud, by or on behalf of (x) Investor or PSS (including any intentional misrepresentation, willful misconduct or fraudulent act committed by any Affiliate, officer, director, employee or agent of Investor in connection with the consummation of the transactions contemplated by this Agreement) or (y) the Company (including any intentional misrepresentation, willful misconduct or fraudulent act committed by any Affiliate, officer, director, employee or agent of the Company or any willful misconduct on the part of any of them in connection with the consummation of the transactions contemplated by this Agreement), then (a) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations without regard to any Survival Date, (b) the limitations set forth in this Section 12 shall not apply to any Loss that the Company Indemnified Parties or Investor Indemnified Parties may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (c) none of such Losses shall be subject to or shall count towards the satisfaction of the Threshold or the Company Threshold, as applicable, or the Cap.

12.5.                     Notice and Defense of Third-Party Claims.

(a)                                 If a Party seeks indemnification under this Section 12 with respect to any Proceeding brought against it by a third party (a “Third-Party Claim”), such party (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.  With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Section 12, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third-Party Claim which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves a claim which, if adversely, determined, would be reasonably expected to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party, (D) seeks Losses in excess of the Cap or (E)  involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend (each of the foregoing, an “Exception Claim”).

(b)                                 In the event that (i) the Indemnifying Party fails to elect to assume control of the defense of any Third-Party Claim in the manner set forth in Section 12.5(a) or such Third-Party Claim is or at any time becomes an Exception Claim, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).

(c)                                  If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 12.5(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s sole cost and expense, (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably); provided that the Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (A) is for only money damages, the full amount of which shall be paid by the Indemnifying Party, (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim and (C) would be reasonably expected , in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party.

(d)                                 Irrespective of which Party controls the defense of any Third-Party Claim, the other Parties will, and will cause any non-party Affiliate to, cooperate with the controlling party in such defense and make available to the controlling party all witnesses, pertinent records, materials and information in such non-controlling party’s possession or under its control relating thereto as is reasonably required by the controlling party.  The Parties agree that all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

12.6.                     Notice of Non-Third-Party Claims.  If an Indemnified Party seeks indemnification under this Section 12 with respect to any matter which does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.  If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the indemnity notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the entirety of any Losses described in the indemnity notice.  If the Indemnifying Party has delivered an indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.  If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of the indemnity dispute notice, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction/ in accordance with Section 14.2.

12.7.                     Determination of Loss Amount.  The right to indemnification and the payment of Losses of any Indemnified Party pursuant to this Section 12, or the availability of any other remedies contemplated hereby or otherwise available to the Indemnified Parties at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of Investor contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Indemnified Party or its Affiliates, or the knowledge of any such Indemnified Party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the Party’s entrance into this Agreement.

12.8.                     Manner of Payment.  Any indemnification payment pursuant to this Section 12 shall be effected by wire transfer of immediately available funds to an account designated by Investor or the Company, as the case may be, within three (3) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the Parties.

12.9.                     Exclusive Remedy.  The Parties hereby agree that, from and after the Closing Date, the indemnification provisions set forth in this Section 12 are the exclusive provisions in this Agreement with respect to the liability of the Company or Investor for the breach, inaccuracy or nonfulfillment of any representation or warranty or any pre-Closing covenants, agreements or other pre-Closing obligations contained in this Agreement and the sole remedy of the Company Indemnified Parties and Investor Indemnified Parties for any claims for breach of representation or warranty or pre-Closing covenants, agreements or other pre-Closing obligations arising out of this Agreement or any Law or legal theory applicable thereto; provided that nothing herein shall preclude any Party from seeking any remedy based upon fraud, intentional misrepresentation or willful or criminal misconduct by any other Party (including any fraud, intentional misrepresentation or willful or criminal misconduct committed by any officer, director, employee or agent of Investor or the Company) in connection with the consummation of the transactions contemplated by this Agreement.

13.                               Publicity.  Within three (3) Business Days of the date hereof, the Company shall issue a press release substantially in the form of Exhibit B hereto.  No other written public release or written announcement concerning the purchase of the Shares contemplated hereby shall be issued by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall, if such release or announcement contains information materially different from the press release set forth on Exhibit B, and to the extent reasonably practicable, allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.  The provisions of this Section 13 shall not restrict the ability of a Party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other Parties are provided a reasonable opportunity to review such disclosure in advance.

14.                               Miscellaneous.

14.1.                     Governing Law.  This Agreement shall be governed in all respects by the Laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the Laws of any other jurisdiction.

14.2.                     Submission to Jurisdiction; Venue; Waiver of Trial by Jury.  Each of the Parties irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in the County of New York, in the State of New York, over any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (or, solely to the extent that no such United States Federal court has jurisdiction over such Proceeding, to the exclusive jurisdiction of any New York State court sitting in the County of New York, in the State of New York, with respect thereto).  Each of the Parties irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such Proceeding brought in such a court and any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT

SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

14.3.                     Enforcement of Agreement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Federal court sitting in the County of New York, in the State of New York (or, solely to the extent that no such Federal court has jurisdiction over such Proceeding, in any New York State court sitting in the County of New York, in the State of New York), this being in addition to any other remedy to which they are entitled at law or in equity.  Additionally, each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

14.4.                     Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties.

14.5.                     No Third Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the Parties) any rights, remedies, obligations or Liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including without limitation any partner, member, stockholder, director, officer, employee or other beneficial owner of any Party, in its own capacity as such or in bringing a derivative action on behalf of a Party) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby, other than the Indemnified Parties identified in Section 12 hereof.

14.6.                     No Personal Liability of Directors, Officers, Owners, Etc..  No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of Investor or the Company shall have any Liability for any obligations of PSS or Investor under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of PSS, Investor or the Company hereunder.  Each Party hereby waives and releases all such Liability.  This waiver and release is a material inducement to each Party’s entry into this Agreement.

14.7.                     Entire Agreement.  This Agreement, together with all exhibits and disclosure letters hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and supersede all prior agreements and understandings between the Parties with respect thereto,other than the Mutual Confidentiality Agreement, dated as of March 9, 2016, by and between the Company and NantMobile, LLC, an Affiliate of Investor (the “Confidentiality Agreement”).

14.8.                     Notices, Etc..  Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, facsimiled, emailed or delivered by hand or by messenger, addressed:

(a)                                 if to Investor, to:

Nant Capital, LLC

9922 Jefferson Boulevard

Culver City, California 90232

Attention:  Dr. Patrick Soon-Shiong, Chief Executive Officer

Email: pss@nantworks.com

With a copy to:

Nant Capital, LLC

9922 Jefferson Boulevard

Culver City, California 90232

Attention:  Charles Kenworthy, President

Attention: Charles Kim, General Counsel

Email: ck@aaah.com

Email: ckim@nantworks.com

(b)                                 if to PSS, to:

9922 Jefferson Boulevard

Culver City, California 90232

Attention:  Dr. Patrick Soon-Shiong

Email: pss@nantworks.com

With a copy to:

NantWorks, LLC

9922 Jefferson Boulevard

Culver City, California 90232

Attention:  Charles Kenworthy, President

Attention:  Charles Kim, General Counsel

Email: ck@aaah.com

Email: ckim@nantworks.com

(c)                                  if to the Company, to:

Tribune Publishing Company

202 W. 1st Street

Los Angeles, CA 90012

Attention: Julie K. Xanders, General Counsel

Facsimile No.:  (213) 237-4401

Email: Julie.Xanders@tribpub.com

or in any such case to such other address, facsimile number or email address as a Party may, from time to time, designate in a written notice given in a like manner.  If notice is provided by mail, it shall be deemed to be delivered 2 business days after proper deposit in a mailbox; if notice is delivered by hand, messenger or overnight courier service, it shall be deemed to be delivered upon actual delivery; and if notice is delivered by facsimile or email, it shall be deemed to be delivered upon actual receipt by the recipient as evidenced by electronic or other means.

14.9.                     Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default of another Party under this Agreement shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.  All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

14.10.              Expenses.  The Company, PSS and Investor shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.

14.11.              Amendments and Waivers.  Any provision of this Agreement may be waived only by a written instrument signed by the Party so waiving such covenant or other provision, and this Agreement may be amended only by a written instrument duly executed by, the Company, PSS and Investor.

14.12.              Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “.pdf”), each of which may be executed by less than all Parties, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

14.13.              Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision,

or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

14.14.              Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY:

TRIBUNE PUBLISHING COMPANY

By:	/s/ Justin C. Dearborn
	Name:	Justin C. Dearborn
	Title:	Chief Executive Officer

THE INVESTOR:

NANT CAPITAL, LLC

By:	/s/ Charles Kenworthy
	Name:	Charles Kenworthy
	Title:	President

PSS:

Dr. Patrick Soon-Shiong
DR. PATRICK SOON-SHIONG

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B

FORM OF PRESS RELEASE

SCHEDULE 3.6

COMPANY SUBSIDIARIES

Tribune Publishing Company, LLC
The Baltimore Sun Company, LLC
Chicago Tribune Company, LLC
The Daily Press, LLC
The Morning Call, LLC
Los Angeles Times Communications LLC
Orlando Sentinel Communications Company, LLC
Sun-Sentinel Company, LLC
Chicagoland Publishing Company, LLC
Tribune Direct Marketing, LLC
California Community News, LLC
The Hartford Courant Company, LLC
Hoy Publications, LLC
Builder Media Solutions, LLC
Tribune Washington Bureau, LLC
Tribune Interactive, LLC
Tribune 365, LLC
Tribune Content Agency, LLC
Blue Lynx Media, LLC
forsalebyowner.com, LLC
Tribune Content Agency London, LLC
Internet Foreclosure Service, LLC
ForSaleByOwner.com Referral Services, LLC
Local Pro Plus Realty, LLC
TCA News Service, LLC
Carroll County Times, LLC
Capital-Gazette Communications, LLC
Tribune Publishing Business Services, LLC
MLIM, LLC
Project Jewel Holdings, LLC
The San Diego Union-Tribune, LLC
Splash Publications, LLC
troncx, Inc.
ForSaleByOwner Services, Inc.